Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

BROADWIND ENERGY, INC.,

BADGER TRANSPORT, INC.

and

the SHAREHOLDERS OF BADGER TRANSPORT, INC.

Dated as of April 24, 2008

i

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER		37
5.1	Organization and Good Standing	37
5.2	Authority; No Conflict.	37
5.3	Consents	37
5.4	Investment Intent	37
5.5	Certain Proceedings	37
5.6	Brokers or Finders	38
5.7	SEC Filings	38

ARTICLE 6. PRE-CLOSING COVENANTS		38
6.1	Access and Investigation	38
6.2	Operation of the Businesses of the Company.	39
6.3	Required Approvals.	42
6.4	Efforts to Satisfy Conditions.	42
6.5	Notification	42
6.6	No Negotiation	43
6.7	Bank Accounts; Powers of Attorney	43
6.8	Real Property Obligations; Title Objections	43
6.9	Certain Tax Matters.	43

ARTICLE 7. POST-CLOSING COVENANTS		44
7.1	Covenant Not to Compete	44
7.2	Certain Tax Matters.	45
7.3	Further Assurances	46
7.4	Litigation Support	46

ARTICLE 8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		47
8.1	Accuracy of Representations and Warranties	47
8.2	Sellers’ Performance.	47
8.3	Consents	47
8.4	No Proceedings	47
8.5	No Claim Regarding Stock Ownership or Sale Proceeds	47
8.6	No Prohibition	48
8.7	No Material Adverse Effect	48

ARTICLE 9. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		48
9.1	Accuracy of Representations	48
9.2	Buyer’s Performance.	49
9.3	No Injunction	49

ARTICLE 10. TERMINATION		49
10.1	Termination Events	49
10.2	Effect of Termination	50

ARTICLE 11. INDEMNIFICATION		50
11.1	Survival	50
11.2	Indemnification by Sellers	51
11.3	Indemnification by Buyer	51
11.4	Limitations on Indemnification.	52

11.5	Procedure for Indemnification	52
11.6	Additional Agreements Regarding Indemnity.	55

ARTICLE 12. GENERAL PROVISIONS		55
12.1	Expenses	55
12.2	Public Announcements	56
12.3	Confidentiality	56
12.4	Notices	56
12.5	Sellers’ Representative.	57
12.6	Jurisdiction	58
12.7	Waiver	58
12.8	Entire Agreement and Modification	59
12.9	Disclosure Schedule	59
12.10	Assignments, Successors, and No Third-Party Rights	59
12.11	Severability	59
12.12	Interpretation and Rules of Construction	59
12.13	Time of Essence	60
12.14	Governing Law	60
12.15	Counterparts	60

Exhibits:

Exhibit A	-	Escrow Agreement
Exhibit B	-	Sellers’ Release
Exhibit C	-	Johnson Employment Agreement
Exhibit D	-	Registration Rights Agreement

Sellers’ Disclosure Schedules:

Schedule 4.1(a)	-	Organization and Good Standing
Schedule 4.2(b)	-	No Conflict
Schedule 4.3	-	Required Consent
Schedule 4.4	-	Capitalization
Schedule 4.8	-	Accounts Receivable
Schedule 4.11	-	Indebtedness
Schedule 4.14	-	Employee Benefit Plans
Schedule 4.15	-	Compliance with Legal Requirements; Governmental Authorizations
Schedule 4.17	-	Absence of Certain Changes and Events
Schedule 4.18(a)	-	Material Contracts
Schedule 4.19	-	Insurance
Schedule 4.20	-	Real Property
Schedule 4.22(a)	-	Employees
Schedule 4.22(b)	-	Company Reports
Schedule 4.24	-	Intellectual Property
Schedule 4.25	-	Customers
Schedule 4.26	-	Relationships with Related Persons
Schedule 4.27	-	Credit, Rebate, Product Warranties and Related Matters
Schedule 4.28	-	Brokers or Finders

Schedule 6.2(a)	-	Operation of the Business of the Company

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of April 24, 2008 (the “Effective Date”), by and among Broadwind Energy, Inc., f/k/a Tower Tech Holdings Inc., a Nevada corporation (“Buyer”), Badger Transport, Inc., a Wisconsin corporation (the “Company”), Allen F. Johnson, an individual resident of Wisconsin (“Mr. Johnson”) and Lynn Johnson, an individual resident of Wisconsin, (“Ms. Johnson”) (Mr. Johnson and Ms. Johnson collectively, the “Sellers”).

RECITALS

A.            The Company is engaged hauling wind tower structures, turbine assemblies, monopiles and other related equipment and components(the “Business”).

B.            Sellers own all of the outstanding capital stock of the Company.

C.            Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company and Sellers agree as follows:

ARTICLE 1.
DEFINITIONS

1.1           Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Adverse Consequence” means any loss, Liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) diminution of value, or costs of cleanup, containment, or other remediation, whether or not involving a third-party claim.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Applicable Contract” of either the Buyer or the Company means any Contract (a) under which such party has or may acquire any rights, (b) under which such party has or may become subject to any Liability, or (c) by which such party or any of the assets owned or used by it is or may become bound.

A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“BTIL” means BTI Logistics, LLC.

“BTT” means BT Trailer, LLC.

“Buyer Common Stock” means the common stock of Buyer, $0.001 par value.

“Buyer Indemnified Persons” means Buyer and its Representatives, Related Persons and Affiliates, including, from and after the Closing, the Company.

“Buyer’s Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Buyer to Sellers in connection with this Agreement.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Sellers to Buyer; (b) the issuance of Buyer Common Stock to the Sellers; (c) the execution, delivery, and performance of the Johnson Employment Agreement, the Registration Rights Agreement and the Escrow Agreement; (d) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement and any agreement executed and delivered pursuant to the terms hereof and the Sellers’ Closing Documents; and (e) Buyer’s acquisition and ownership of the Shares and exercise of control over the Company.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceability Exceptions”  means (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and (b) general principles of equity which may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and  regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h)

making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“Financial Statements” means, collectively, the Unaudited Balance Sheet of the Company and the Compiled Financial Statements.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local or other applicable authority.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, silica or silica-containing materials and asbestos or asbestos-containing materials.

“Income Taxes” means all Taxes based upon or measured by gross or net receipts or gross or net income, including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes, and Taxes on capital or net worth or capital stock, but excluding Taxes that are in the nature of sales, use, property, Transfer, recording, or similar Taxes.

“Indebtedness” of any Person means the principal of, premium, if any, and unpaid interest on (a) indebtedness for money borrowed from others; (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered, or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (c) all indebtedness secured by any Encumbrance upon property or assets owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness or other liabilities of such Person created or arising under any capitalized lease, conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of Seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and (e) renewals, extensions and refundings of any such indebtedness.

“Indemnified Liabilities” shall mean any of the following liabilities, obligations, or claims, and all Adverse Consequences related thereto, arising with respect to any of the following:

(a)  any lawsuit with or relating to General Electric pending as of the Closing Date;

(b)  any future claim by General Electric arising out of or relating to an allegation by General Electric regarding delivery by the Company of damaged towers;

(c)           any failure or inability to collect accounts receivable from Gamesa that are past due on the Closing Date; and

(d)           any failure by the Company, BTT or BTIL to make any required tax filings in any states in which the Company, BTT or BTIL conducted business prior to the Closing Date.

“Intellectual Property” means (a) patents, patent applications and inventions and discoveries that may be patentable, (b) trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) all rights in mask works, (e) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, (f) registrations and applications for registration of the foregoing, and (g) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto.

“Inventory” means all inventories of raw materials, work in process, component parts and finished goods (including goods in transit from or to the locations at which the Business is conducted), office supplies, backlog, and service and repair parts, supplies and components held for resale, including any of the foregoing purchased subject to conditional sales or title retention agreements in favor of any third party, together with related packaging materials and all rights of the Company against suppliers of such inventories.

“IRC” or “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, or other applicable, law, statute, regulation, administrative code or ordinance.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means a material adverse change in the financial condition, business, assets, liabilities, properties, results of operations or prospects of the Company.

“Maximum Target Net Working Capital” means an amount equal to $1,700,000.

“Minimum Target Net Working Capital” means an amount equal to $1,600,000

“Neutral Accountant” means, unless otherwise agreed in writing by Sellers’ Representative and Buyer, an accountant mutually satisfactory to Sellers’ Representative and Buyer who satisfies each of the following requirements (unless otherwise agreed by Sellers’ Representative and Buyer): (i) neither the accountant nor the firm that employs the accountant shall have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the three year period prior to the date of this Agreement; (ii) the accountant is not related in any way by blood or marriage to any party or any executive officer or director of any party or any Affiliate of such party; (iii) the accountant has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten years; and the accountant is willing to accept engagement as a Neutral Accountant on the terms and conditions of this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a corporation; (c) any agreements relating to the ownership of the capital stock of a corporation and/or the governance of such corporation to which shareholders of such corporation are parties; and (d) any amendment to any of the foregoing.

“Permitted Encumbrances” means  (a) liens for Taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (b) mechanics, materialman’s, carriers, warehouseman’s, repairman’s and similar Encumbrances incurred in the ordinary course of business consistent with past practice securing amounts not yet due and payable or being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (c) zoning, entitlement, building and other land use regulations that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar matters that appear in the title commitments or insurance policies regarding real property that do not, individually or in the aggregate, materially impair the ownership, occupancy, use, or insurability of such real property as currently owned, used and operated by the Companies and (e) any Encumbrance created by Buyer and (f) those Encumbrances listed on Section 4.7 of the Sellers’ Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Privacy Legislation” means all legal requirements that govern the collection, use and disclosure of personal information about individuals.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Reference Date” means January 1, 2003.

“Related Person” means, (a) with respect to a particular individual, (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (b) with respect to a specified Person other than an individual, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii).  For purposes of this definition, (x) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and children who reside with such individual, and (y) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Indemnified Persons” means Sellers and their Representatives, Related Persons and Affiliates, including, prior to the Closing, the Company.

“Sellers’ Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Sellers to Buyer in connection with this Agreement.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action, audit or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Threshold Amount” means fifty thousand dollars ($50,000).

1.2              Glossary of Other Defined Terms.  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Adjustment Dispute Negotiation Period”	Section 2.4(b)
“Accounts Receivable”	Section 4.8
“Agreement”	Preamble
“Audited Financial Statements”	Section 6.10
“Buyer”	Preamble
“Buyer’s Closing Documents”	Section 5.2(a)
“Buyer Consents”	Section 5.3
“Buyer’s Advisors”	Section 6.1
“Buyer’s Post-Closing Statement”	Section 2.4(b)
“Cash Escrow Amount”	Section 2.3(a)
“Cash Purchase Price”	Section 2.3(a)
“Claim Notice”	Section 11.6(b)
“Closing”	Section 3.1
“Closing Net Working Capital”	Section 2.4(b)
“Company”	Recitals
“Company Benefit Plan”	Section 4.14
“Competing Business”	Section 4.26
“Compiled Financial Statements”	Section 4.5(b)
“Effective Date”	Preamble
“ERISA Affiliate”	Section 4.14
“Escrow Account”	Section 2.3(c)
“Escrow Agent”	Section 2.3(c)
“Escrow Agreement”	Section 2.3(c)
“Escrow Amount”	Section 2.3(c)
“Escrow Period”	Section 2.3(c)
“Final Purchase Price”	Section 2.4(b)
“Foreign Plans”	Section 4.14
“Indemnified Party”	Section 11.6(a)
“Indemnifying Party”	Section 11.6(a)
“Indemnity Basket”	Section 11.4(b)
“Indemnity Cap”	Section 11.4(a)
“Johnson Employment Agreement”	Section 3.2(a)
“Leased Real Property”	Section 4.20(a)
“Material Contracts”	Section 4.18(a)
“Materiality Qualifier”	Section 8.1
“Multiemployer Plan”	Section 4.14
“Net Working Capital”	Section 2.4(b)

“Net Working Capital Adjustment”	Section 2.4(b)
“Notice of Indemnifiable Loss”	Section 11.6(a)
“Outside Date”	Section 10.1(d)
“Owned Real Property”	Section 4.20(a)
“Price Per Share”	Section 2.3(b)
“Pre-Closing Period”	Section 6.2
“Proprietary Rights Agreement”	Section 4.22(c)
“Provisional Purchase Price”	Section 2.4(b)
“Purchase Price”	Section 2.2
“Real Property”	Section 4.20(a)
“Registration Rights Agreement”	Section 3.2(a)
“Required Consents	Section 4.3
“Scheduled Debt”	Section 4.11
“Sellers”	Preamble
“Sellers’ Closing Documents”	Section 4.2(a)
“Sellers’ Pre-Closing Statement”	Section 2.4(b)
“Sellers’ Release”	Section 3.2(a)(iii)
“Sellers’ Representative”	Section 12.5
“Shares”	Recitals
“Stock Escrow Amount”	Section 2.3(b)
“Stock Purchase Price”	Section 2.3(b)
“Survival Period”	Section 11.1(a)
“Unaudited Balance Sheet”	Section 4.5(a)

ARTICLE 2.
SALE AND TRANSFER OF SHARES; PURCHASE PRICE

2.1              Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2              Purchase Price.  The purchase price (the “Purchase Price”) for the Shares will be (a) eleven million, eight hundred, eleven thousand dollars ($11,811,000), (b) plus or minus the Net Working Capital Adjustment.

2.3              Payment of Purchase Price.  Subject to the provisions of Section 2.4 of this Agreement, the Purchase Price shall be paid by Buyer as follows:

(a)              Cash Purchase Price.  At the Closing, Buyer shall pay to Sellers by wire transfer of immediately available funds to an account or accounts designated by Sellers, five million, eight hundred, eleven thousand dollars ($5,811,000) (the “Cash Purchase Price”), provided Sellers authorize Buyer to deposit $750,000 of the Cash Purchase Price in the Escrow Account (as defined below) on behalf of Sellers pursuant to section 2.3(c) below (the “Cash Escrow Amount”).

(b)           Stock Purchase Price.  Subject to the provisions of Section 2.3(c) below, at the Closing, Buyer shall deliver to Sellers a number of shares of Buyer Common Stock equal to the Purchase Price minus the Cash Purchase Price divided by the Price Per Share, less that number of shares of Buyer Common Stock equal to $750,000 based on the Price Per Share (the “Stock Escrow Amount”).  The “Price Per Share” of Buyer Common Stock shall be equal to $10.31, which represents the average of the closing sale price for the thirty (30) trading days immediately preceding the Effective Date of this Agreement as such price is quoted on the over the counter quotation service or any national public market or exchange on which the Buyer’s common stock is registered and sold.  The aggregate value of such Buyer Common Stock delivered to Sellers at Closing combined with the Stock Escrow Amount is referred to herein as the “Stock Purchase Price,” with such value being determined by multiplying the number of shares of Buyer Common Stock so delivered or deposited by the Per Share Price.

(c)                                  Escrow Amount.  To secure and to serve as a fund in respect of the indemnification obligations of Sellers and any other rights of offset available to Buyer under this Agreement, at Closing, Buyer, Sellers and Wells Fargo Bank, N.A., a national banking association, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).  At Closing, Buyer shall deposit (i) the Stock Escrow Amount and (ii) the Cash Escrow Amount (collectively, the “Escrow Amount”) with the Escrow Agent to be held in an account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement.  Except with respect to amounts that have been previously paid from the Escrow Account to Buyer pursuant to the joint written instruction of Sellers and Buyer, and except with respect to indemnity claims duly made in accordance with Article 11 on or before the eighteen (18) month anniversary date of the Closing Date, all amounts in the Escrow Account (with any interest or other earnings paid thereon) shall be distributed to Sellers in accordance with the Escrow Agreement within five (5) business days after the expiration of said eighteen (18) month period (the “Escrow Period”).

(d)                                 Each Seller.  As between Sellers, any Purchase Price payable to Sellers, or payments payable to Sellers from the Escrow Account, shall be paid pro rata among the Sellers based on such Seller’s equity ownership percentage of the Company immediately prior to the Closing.  No fractional shares of Buyer Common Stock will be issued to the Sellers.  Sellers shall receive cash in lieu of any fractional shares of Buyer Common Stock to which any such Seller would otherwise have been entitled pursuant to the Contemplated Transactions at the Price Per Share.

2.4                                 Net Working Capital  Adjustment to Purchase Price.

(a)                                  General.  The Purchase Price shall be subject to adjustment as provided herein.  A provisional adjustment to the Purchase Price, based on an estimated amount of the Net Working Capital Adjustment, if any, shall be computed and applied at Closing as provided in Section 2.3(d)(i).  A final adjustment to the Purchase Price, based on a final determination of the Net Working Capital shall be made as provided in Section 2.3(d)(ii).

(b)                                 Determination of Net Working Capital Adjustment.

(i)                                     Provisional Purchase Price.  In the event that the Net Working Capital as of the close of business on the business day immediately prior to the Closing Date (the “Closing Net Working Capital”) shall be less than the Minimum Target Net Working Capital, then the Purchase Price shall be decreased dollar-for-dollar by the amount of such difference.  In the event that the Closing Net Working Capital shall be greater than the Maximum Target Net Working Capital, then the Purchase Price shall be increased dollar-for-dollar by the amount of such difference.  Any such downward or upward adjustment shall be referred to as herein as the “Net Working Capital Adjustment.”  “Net Working Capital” shall be determined by subtracting current liabilities to be assumed by Buyer (consisting of accounts payable, accrued expenses, provisions for taxes, operating lines of credit, short term notes payable relating to operating expenses but excludes all debt related to capital assets), if any, from current assets to be acquired by Buyer (consisting of cash and cash equivalents, accounts receivable, notes receivable, advances to drivers, inventory and pre-paid expenses).  Not more than six and not less than three business days prior to the Closing, Sellers shall prepare and deliver to Buyer a pro forma statement (the “Sellers’ Pre-Closing Statement”) setting forth Sellers’ proposed pro forma determination of the provisional Net Working Capital Adjustment as of Closing.  Sellers’ Pre-Closing Statement shall be accompanied by the appropriate documentation setting forth Sellers’ pro forma determination and calculation of the provisional Net Working Capital Adjustment and supporting schedules setting forth in reasonable detail all assets and liabilities included therein for determination of the provisional Net Working Capital Adjustment.  The accounting principles and policies used in the preparation of Sellers’ Pre-Closing Statement shall be consistent with the terms and conditions of this Agreement and GAAP, other than with respect to the recording of the Company’s deferred tax liability.  Buyer shall have the right to challenge the calculations set forth in, or the content of, Sellers’ Pre-Closing Statement if Buyer believes in good faith that any calculations or content is in error.  Buyer and Sellers’ Representative shall, in good faith, attempt to resolve any dispute with respect to Sellers’ Pre-Closing Statement prior to the Closing Date.  If such dispute is not resolved at or prior to the Closing, the Closing shall proceed pursuant and subject to the other terms of this Agreement notwithstanding such dispute, and payment of that amount of the Purchase Price based on the provisional Net Working Adjustment calculated by Sellers but disputed by Buyer shall be withheld and paid only as set forth below, and the Purchase Price otherwise to be paid at Closing shall be reduced by the amount of the items in dispute (the Purchase Price payable pursuant to this Section 2.3(d)(i), the “Provisional Purchase Price”).

(ii)                                  Procedure for Final Adjustment.  No later than 90 days after the Closing Date, or as soon as reasonably practicable thereafter, Buyer shall prepare and deliver to Sellers’ Representative a statement (the “Buyer’s Post-Closing Statement”) setting forth Buyer’s proposed final determination of the Net Working Capital Adjustment.  Buyer’s Post-Closing Statement shall be accompanied by the appropriate documentation setting forth Buyer’s determination and calculation of the Net Working Capital Adjustment and supporting schedules setting forth in reasonable detail all assets and liabilities included therein for determination of the Net Working Capital Adjustment.  The accounting principles and policies used in the preparation of Buyer’s Post-Closing Statement shall be consistent with the terms and conditions of this Agreement and GAAP.  In the event that Sellers’ Representative disagrees with Buyer’s Post-Closing Statement, or any of the information set forth therein, as presented by Buyer, then Sellers’ Representative shall submit a written notice of the objections thereto to Buyer within 30 days after Sellers’ Representative’s receipt of Buyer’s Post-Closing Statement.  If, within such 30 day period, Sellers’ Representative does not submit such a notice of objection, the Net Working Capital Adjustment, as set forth in Buyer’s Post-Closing Statement, shall be deemed accepted, but if Seller does timely object to the content of, or calculations contained in, Buyer’s Post-Closing Statement, such objections shall be resolved as provided in Section 2.3(d)(iv).  The Net Working Capital Adjustment as so accepted, or finally determined, shall be applied as an adjustment of the Purchase Price.

(iii)                               Final Purchase Price.  If the Purchase Price, as adjusted pursuant to Section 2.3(d)(ii) (the “Final Purchase Price”), is greater than the amount of the Provisional Purchase Price, Buyer shall pay the amount of such difference to Sellers, at Buyer’s sole election, in Buyer Common Stock based on the Price Per Share or in cash, consisting of immediately available funds, within 10 days after finalization thereof, and if the Final Purchase Price is less than the Provisional Purchase Price, the amount of such difference shall be paid to Buyer by Sellers in cash, consisting of immediately available funds, within 10 days after finalization thereof; provided, however, that Buyer shall have the right to have such amount paid from the Escrow Account by written notice thereof to Sellers and the Escrow Agent if the such amount is not so paid by Sellers to Buyer within such 10 day period.

(iv)                              Resolution of Adjustment Objections.

(A)                              Buyer and Sellers’ Representative shall negotiate in good faith to resolve any dispute arising under Section 2.3(d)(ii).  Any objection timely made under Section 2.3(d)(ii) that Sellers’ Representative and Buyer are unable to resolve within 30 days of the written notice of objection given by Sellers’ Representative (the “Adjustment Dispute Negotiation Period”) shall be resolved by a Neutral Accountant.  Buyer and Sellers’ Representative agree to use commercially reasonable efforts in good faith to select a Neutral Accountant who is reasonably acceptable to both of them, not later than 30 days after the expiration of the Adjustment Dispute Negotiation Period.

(B)                                Within 10 days after the Neutral Accountant is appointed, Buyer shall forward a copy of Buyer’s Post-Closing Statement to the Neutral Accountant, and Sellers’ Representative shall forward a copy of the written objection(s) thereto.  The Neutral Accountant’s role shall be limited to resolving such objections.  In resolving such objections, the

Neutral Accountant shall apply the provisions of this Agreement concerning determination of the Net Working Capital Adjustment.  The Neutral Accountant shall promptly provide written notice of its resolutions of such objections to Buyer and Sellers’ Representative and the resulting adjustments shall be deemed finally determined for purposes of Section 2.3(d)(ii).  The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within 30 days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after their submission.

(C)                                If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section 2.3(d)(iv), then the relevant parties shall promptly appoint a substitute to act in substitution for the original designee, and, upon acceptance of such appointment, such substitute, or arbitrator so appointed, shall, for purposes of this Agreement, be deemed the Neutral Accountant, as applicable, and the time periods prescribed above in this Section 2.3(d)(iv) shall run from the date of such substitute’s or arbitrator’s acceptance of appointment thereunder.

(D)                               The fees and expenses for the services of the Neutral Accountant shall be paid 50% by the Sellers and 50% by Buyer.

(v)                                 Access.  Sellers and Buyer shall provide the other party and its Representatives with reasonable access to their or the Company’ books and records, facilities and relevant personnel with respect to the Company in connection with preparation of any statement referenced in this Section and the resolution of any disputes that may arise under this Section and shall cooperate fully to the extent reasonably required in connection with the resolution of any such dispute.  Further, if either Sellers or Buyer uses independent accountants in connection with such statements or such disputes, Sellers and Buyer shall use commercially reasonable efforts to allow the other access to the work papers of such independent accountants, subject to delivery of a customary release if so requested by such independent accountants.

2.4                                      Consideration for Non-Competition.  Sellers acknowledge and agree that a portion of the Purchase Price equal to twenty five thousand dollars ($25,000) represents consideration for the restrictive covenants contained in Section 7.1 of this Agreement.

ARTICLE 3.
CLOSING

3.1                                      Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Fredrikson & Byron, P.A. at 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402, at 10:00 a.m. (local time) on the date that is three (3) business days following the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and satisfaction or waiver or such conditions at the Closing), or at such other time and place as the parties may agree.  By agreement of the parties the Closing may take place by delivery of this Agreement and the other documents to be delivered at the Closing by facsimile or other electronic transmission.  Subject to the provisions of Article 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3.2                                         Closing Obligations.  At the Closing:

(a)                                  Deliveries by Sellers.  Sellers will deliver, or cause to be delivered, to Buyer:

(i)            the Escrow Agreement executed by Sellers;

(ii)           certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(iii)          a release executed by Sellers in form attached hereto as Exhibit B (the “Sellers’ Release”);

(iv)          an employment agreement in the form attached hereto as Exhibit C executed by Mr. Johnson (the “Johnson Employment Agreement”);

(v)           the Registration Rights Agreement in the form attached hereto as Exhibit D executed by Sellers (the “Registration Rights Agreement”);

(vi)          executed letters of resignation from all officers and directors of the Company, effective upon the Closing, in forms reasonably acceptable to Buyer;

(vii)         a certificate signed by Sellers, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2;

(viii)       an opinion of counsel to Sellers and the Company, dated as of the Closing Date, in a form reasonably acceptable to Buyer;

(ix)          the Audited Financial Statements;

(x)           the Required Consents;

(xi)          documentary evidence in a form reasonably satisfactory to Buyer of the liquidation of BTT and BTIL and the pre-Closing contribution of the assets of each of those entities to the Company;

(xii)         a lease executed by Sellers for office space used in the Business and located in the Sellers’ residence; and

(xiii)        such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Sellers’ representations and warranties, evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by such Seller, evidencing the satisfaction of any condition referred to in Article 8, or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b)                                 Deliveries by Buyer.  Buyer will deliver to Sellers:

(i)            the payments to be made at Closing pursuant to Section 2.3;

(ii)           the Escrow Agreement executed by Buyer;

(iii)          the Johnson Employment Agreement executed by Buyer;

(iv)          the Registration Rights Agreement executed by Buyer;

(v)           an opinion of counsel to Buyer, dated as of the Closing Date, in a form reasonably acceptable to Seller;

(vi)          a certificate signed by Buyer, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2;

(vii)         a lease executed by Buyer for office space used in the Business and located in the Sellers’ residence; and

(viii)        such other documents as Sellers may reasonably request for the purpose of evidencing the accuracy of any of Buyer’s representations and warranties, evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by such Buyer, evidencing the satisfaction of any condition referred to in Article 8, or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

Each of the Sellers and the Company jointly and severally represent and warrant to Buyer that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the section of the Sellers’ Disclosure Schedule numbered to correspond to the Section of Article 4 to which such exception relates:

4.1                                 Organization and Good Standing.

(a)                                  Good Standing.  Section 4.1(a) of the Sellers’ Disclosure Schedule contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation and its capitalization and other jurisdictions in which it is authorized to do business.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under Applicable Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdictions where the failure to be so qualified would have a Material Adverse Effect.

(b)                                 Organizational Documents.  Sellers have delivered to Buyer true and complete copies of the Organizational Documents of the Company, as currently in effect.

(c)                                  Subsidiaries.  The Company has no subsidiaries.  The Company and Sellers do not own directly or indirectly any equity ownership interest in any other Person.

4.2                                 Authority; No Conflict.

(a)                                  Enforceability.  This Agreement constitutes the legal, valid and binding obligation of Company and Sellers, enforceable against Company and Sellers in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.  Upon the execution and delivery by Sellers of the Escrow Agreement, the Johnson Employment Agreement, the Registration Rights Agreement and the Sellers’ Release (collectively, the “Sellers’ Closing Documents”) and the Sellers’ Closing Documents will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to the Enforceability Exceptions.  Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents.

(b)                                 No Conflict.  Except as set forth in Section 4.2(b) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

4.3                                 Required Consents.  Except as set forth on Section 4.3 of the Sellers’ Disclosure Schedule, neither any of the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (the matters set forth in Section 4.3 of the Sellers’ Disclosure Schedule, the “Required Consents”).

4.4                                 Capitalization.  The authorized equity securities of the Company consist of 56,000 shares of common stock, $1.00 par value, of which the shares issued to the Sellers and outstanding as of the Closing Date constitute the Shares.  Such Shares constitute all of the issued and outstanding shares of common stock of the Company as of the Effective Date and as of the Closing Date.  Sellers are and will be on the Closing Date the sole record and beneficial owners and holders of the Shares, free and clear of all Encumbrances.  Sellers own the shares in the proportions set forth in Section 4.4 of the Sellers’ Disclosure Schedule.  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating either a Seller or the Company to issue, sell or redeem any equity interests in the Company.  None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.  The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

4.5                                 Financial Statements.

(a)                                  Sellers have delivered to Buyer: (i) compiled balance sheets of the Company as of December 31, 2005, 2006 and 2007, and the related statements of income, statements of stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon, and (ii) an unaudited balance sheets of the Company as of March 31, 2008 (the “Unaudited Balance Sheet”), and related statements of income for the three-month period then ending (all financial statements referenced in this Section 4.5(a) collectively, including the Balance Sheet, the “Compiled Financial Statements”).

(b)                                 The Compiled Financial Statements and the Unaudited Balance Sheet fairly and accurately present the financial condition and the results of operations, stockholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements.  The Compiled Financial Statements and the Unaudited Balance Sheet reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

4.6                                 Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

4.7                                 Title To Properties; Shares; Encumbrances.  The Company owns (subject only to the matters permitted by the following sentence) all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Unaudited Balance Sheet (except for personal property sold since the date of the Unaudited Balance Sheet (except for personal property sold since the date of the Unaudited Balance Sheet in the Ordinary Course of Business).  The Company has not purchased or otherwise acquired assets in excess of the Threshold Amount since the date of the Unaudited Balance Sheet (except for personal property acquired and sold since the date of the Unaudited Balance Sheet in the Ordinary Course of Business and consistent with past practice).  All material assets reflected in the Unaudited Balance Sheet are free and clear of all Encumbrances other than Permitted Encumbrances.  Each Seller is the lawful record and beneficial owner of the Shares transferred hereby.  The Shares represent all of the issued and outstanding capital stock of the Company. Each Seller owns the Shares transferred by such Seller hereby free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.  Upon the delivery of the Shares in the manner contemplated under Article 2 of this Agreement, Buyer will acquire the beneficial and legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

4.8                                 Accounts Receivable.  All accounts receivable of the Company that are reflected on the Unaudited Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current net of the respective reserves shown on the Unaudited Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice).  There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Section 4.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of March 31, 2008, which list sets forth the aging of such Accounts Receivable.

4.9                                 Inventory.  All Inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Unaudited Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.

4.10                           No Undisclosed Liabilities.   The Company has no Liabilities except for Liabilities reflected or reserved against in the Unaudited Balance Sheet and reflected in the notes to the Compiled Financial Statements, and current Liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

4.11                           Indebtedness.  Section 4.11 of the Sellers’ Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company (the “Scheduled Debt”) as of the date hereof, together with any prepayment or other penalties that would result from the prepayment or refinancing of such Indebtedness.  All of the Scheduled Debt has been incurred in the Ordinary Course of Business and has been used for valid corporate purposes and not to pay, reimburse, or otherwise compensate any Seller or to make a distribution with respect thereto.  The Company does not have any Indebtedness other than the Scheduled Debt.

4.12                           Taxes.

(a)                                  Compliance.  The Company and Sellers have timely filed or will timely file with the appropriate Governmental Bodies all Tax Returns required to have been filed by the Closing, the information included in the Tax Returns filed is complete and accurate in all material respects, and the Company has paid all Taxes shown to be due and payable on such returns.  Neither the Company nor Sellers has requested any extension of time within which to file Tax Returns, other than with respect to Tax Returns that thereafter were timely filed (after giving effect to such extension).  All Taxes attributable to fiscal periods ending on or before the Closing Date (including, without limitation, any built-in gain tax that will be incurred by the Company as a result of the Closing and any Taxes attributable to the portion of any fiscal period that precedes, but does not end on, the Closing Date) have either been paid or are reflected as a liability on the books and records of the Company.  The Company has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to proper taxing or other Governmental Bodies all Taxes required to be withheld and paid over.

(b)                                 Audits.  No deficiencies for Taxes have been claimed, proposed, or assessed by any Governmental Body with respect to the Company or Sellers for any period ending before the Closing Date that have not been resolved, and there are no pending or, to the Knowledge of Sellers and the Company, Threatened, audits, investigations, or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes that are likely to result in an additional amount of Taxes.  No audits of federal, state, and local Tax Returns by the relevant Governmental Bodies have been initiated or completed and neither the Company nor Sellers has been notified that any Governmental Body intends to audit a Tax Return for any period.  No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Company.  Prior to the Closing, none of Sellers or the Company will file amended Tax Returns or take positions inconsistent with filed Tax Returns.

(c)           Other.  The Company has not applied for any Tax ruling or entered into a closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), or any other Contract related to Taxes with any Governmental Authority, which may be binding on any Company following the Closing Date.

4.13            No Material Adverse Effect.  Since March 31, 2008, there has not been any Material Adverse Effect on the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

4.14            Employee Benefits.

(a)           List of Plans.  Section 4.14(a) of the Sellers’ Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the ERISA (whether or not subject to ERISA) sponsored or maintained by the Company or to which the Company contributes and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each, a “Company Benefit Plan”).  For purposes of this Section 4.14, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is (or at the relevant time was) considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code, including any of the Company’s Subsidiaries.  Neither the Company nor any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           Deliveries.  With respect to each Company Benefit Plan, the Company has delivered to Buyer complete copies of (i) the Company Benefit Plan (or, if not written a written summary of its material terms), including, without limitation, all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to the Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for the Company Benefit Plan, (vii) all filings, other than routine tax return filings, made with any Governmental Bodies, including, but not limited to, any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c)           General Compliance.  Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the financial statements of the Company prior to the date of this Agreement.  All Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants.  With respect to each Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(d)           Tax Qualification of Plans.  Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status, (ii) may rely upon a prototype opinion letter or (iii) the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with such Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

(e)           Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility.  (i) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to a Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (ii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if any Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet included in the financial statements of the Company prior to the date of this Agreement), (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Sellers and the Company, is Threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (iv) none of the Company or any ERISA Affiliate has any liability under ERISA Section 502, (v) all contributions and payments to such Company Benefit Plan are deductible and have been deductible under Code sections 162 or 404, and (vi) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(f)            Title IV of ERISA.  No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.  No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.  None of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

(g)           Change in Control.  No amount that has been or could be received (whether in cash or property or the vesting of property), by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), as a result of the consummation of the Contemplated Transactions.  Set forth in Section 4.14 of the Sellers’ Disclosure Schedule is (i) the estimated maximum amount that could be paid to any disqualified individual as a result of the Contemplated Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

(h)           Retiree Health/COBRA.  Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person:  medical, disability or life insurance benefits.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The Company and the ERISA  Affiliates are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(i)            409A / Deferred Compensation/Backdating.  No payment or benefit provided pursuant to a Company Benefit Plan between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), including the grant, vesting or exercise of any option to purchase capital stock of the Company or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement by Sellers or the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  The Company has never granted or issued stock options or stock appreciation rights except in compliance with applicable Law and with an exercise price that was not less than the fair market value of the underlying Company common stock on the date the option or right was granted based upon a reasonable valuation method.  The Company is not a party to, or otherwise obligated under, a Company Benefit Plan, that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.  The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under a Company Benefit Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code.

(j)            Unfunded Liabilities.  Neither the Company nor any of its ERISA Affiliates has any unfunded Liabilities pursuant to any Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.  No Company Benefit Plan is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

4.15            Compliance with Legal Requirements; Governmental Authorizations.

(a)           Compliance.   The Company is, and at all times since the Reference Date has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, without limitation, all applicable import and export control laws.

(b)           Governmental Authorizations.  Section 4.15 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company.  Each Governmental Authorization listed or required to be listed in Section 4.15 of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Section 4.15 of the Disclosure Schedule the Company is, and at all times since the Reference Date has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 4.15 of the Disclosure Schedule.  The Governmental Authorizations listed in Section 4.15 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operate such business and to permit the Company to own and use its assets in the manner in which it currently own and use such assets.

4.16         Legal Proceedings.  There is no pending Proceeding: (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Sellers and the Company, no such Proceeding has been Threatened.  No event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

4.17         Absence of Certain Changes and Events.  Except as set forth in Section 4.17 of the Disclosure Schedule, since the date of the Unaudited Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any: (a) event that has had a Material Adverse Effect; (b) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (c) amendment to the Organizational Documents of the Company; (d) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee; (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;  (f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance; (g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least the Threshold Amount; (h) sale (other than sales of Inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets; (i) cancellation or waiver of any claims or rights with a value to the Company in excess of the Threshold Amount; (j) material change in the accounting methods used by the Company; or (k) agreement, whether oral or written, by the Company to do any of the foregoing.

4.18            Contracts; No Defaults.

(a)           Material Contracts.  Section 4.18(a) of the Disclosure Schedule contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of the following Contracts (the “Material Contracts”):

(i)            each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of the Threshold Amount;

(ii)           any Applicable Contract for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier;

(iii)          any Applicable Contract for the sale of any of the assets, properties or securities of the Company other than in the Ordinary Course of Business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

(iv)          any Applicable Contract relating to the acquisition by the Company of any operating business or the equity of any other Person;

(v)           any Applicable Contract with customers or suppliers including provisions for rebates, credits, discounts or the sharing of fees (but excluding Applicable Contracts containing such provisions relating only to prompt payment of amounts due thereunder);

(vi)          any Applicable Contract obligating the Company to deliver future product enhancements or containing a “most favored nation” pricing clause;

(vii)         each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than he Threshold Amount and with terms of less than one year);

(viii)        each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets, and any Applicable Contract involving the assignment, transfer pledge or encumbrance of any of the Intellectual Property Assets;

(ix)           each employment contract binding on the Company;

(x)            each collective bargaining agreement and other Applicable Contract with any labor union or other employee representative of a group of employees;

(xi)           each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(xii)          each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person or in any geographic area;

(xiii)         each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xiv)        each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xv)         each Applicable Contract for capital expenditures in excess of the Threshold Amount;

(xvi)        each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xvii)       any Applicable Contract requiring the payment to any Person of a brokerage or sale commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees, agents or recruiters in the Ordinary Course of Business);

(xviii)      any Applicable Contract relating to or evidencing outstanding indebtedness of the Company for borrowed money (including capitalized lease obligations);

(xix)         any other Contract that is material to the Business of the Company; and

(xx)          each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)           Compliance.  Each Contract identified or required to be identified in Section 4.18(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms and:

(i)            the Company is, and at all times since the Reference Date has been, in full compliance with all applicable terms and requirements of each Contract under which such Company has or had any

Liability or by which such Company or any of the assets owned or used by such Company is or was bound;

(ii)           each other Person that has or had any Liability under any Contract under which the Company has or had any rights is, and at all times since the Reference Date has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)          the Company has not given to or received from any other Person, at any time since the Reference Date, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(c)           Renegotiations.  There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

4.19         Insurance.  Set forth in Section 4.19 of the Disclosure Schedule is a complete and accurate list and description of all insurance policies, including life, fire, liability, product liability, workers compensation, health and other forms of insurance, currently issued to the Company or paid for by the Company for the benefit of the Sellers with respect to its Business, properties or assets, including any self-insurance arrangement by or affecting the Company, any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company, and all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) (collectively, the “Insurance Policies”), which description includes the following: the name, address, and telephone number of the agent; the name of the insurer, the name of the policyholder, and the name of each covered insured; the policy number and the period of coverage; the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and description of any retroactive premium adjustments or other loss sharing arrangements.  Sellers have delivered or made available to Buyer true and complete copies of the Insurance Policies.  With respect to each Insurance Policy, and except as set forth in Section 4.19 of the Disclosure Schedule, (a) the policy is legal, valid, binding and in full force and effect; and (b) the Company is not in Default under the policy.  The Company has given notice to the insurer of all claims that may be insured thereby, and there is no claim by the Company pending under any such policies as to which such Company has been informed that coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 4.19 of the Disclosure Schedule sets forth a summary of the loss experience under each Insurance Policy and a statement describing each claim under an insurance policy for an amount in excess of the Threshold Amount.  The Insurance Policies, taken together, are sufficient for compliance with all Legal Requirements and Contracts which specify insurance coverage requirements to which the Company is a party or by which any of them is bound, will continue in full force and effect following the consummation of the Contemplated Transactions; and do not provide for any retrospective premium adjustment or other experienced-based Liability on the part of the Company.  The Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

4.20            Real Property.

(a)           Real Property.  The Company owns no real Property.  The Company  leases the Facilities identified as being so leased on Section 4.20 of the Sellers’ Disclosure Schedule (the “Leased Real Property”).  Except as set forth on Section 4.20 of the Sellers’ Disclosure Schedule, there are no pending or, to the Knowledge of Sellers and the Company, Threatened, condemnation or other Proceedings relating to the Leased Real Property or other matters adversely affecting the current use or occupancy of the Leased Real Property.  The Company has received all requisite approvals of Governmental Bodies (including licenses and permits) required in connection with the operation of the Leased Real Property and the Leased Real Property has been operated and maintained in accordance with applicable Laws.   The Company has not entered into any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Leased Real Property.  To Sellers’ Knowledge, there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein.  Sellers have delivered to Buyer copies of leases relating to the Leased Real Property.

(b)           Operation and Use of the Real Property.  All of the Leased Real Property has parking and other amenities necessary for the operation of the businesses currently conducted thereon which are adequate in relation to the premises and location of the Facilities.  All public roads and streets necessary for service of and access to the Facilities for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.  All buildings, structures and improvements located on or included within the Leased Real Property are structurally sound and in good repair and in good working order and condition, reasonable wear and tear excepted), all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in good repair, and the Leased Real Property is supplied with utilities and other services necessary for the operation of such Real Property, including gas, electricity, water, telephone, sanitary sewer, and storm sewer and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such real property.  To Sellers’ Knowledge, no Leased Real Property relies on any other facility located on any property not included within the legal description of each Leased Real Property to fulfill any municipal or governmental requirement or for the furnishing to any facility of any essential building systems or utilities, including, but not limited to, electrical, plumbing, mechanical and heating.  All sewer, water and public utility services that presently service the Leased Real Property either enter the Leased Real Property through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public and private easements which inure to the benefit of the Company.

(c)           No Other Agreements.  Except as set forth in Section 4.20(d) of the Sellers’ Disclosure Schedule, to Sellers’ Knowledge there are no (i) unrecorded agreements between the Company and any third parties or Governmental Bodies which affect any of the Leased Real Property; (ii) variances or special or conditional use permits with respect to the Leased Real Property, (iii) unrecorded restrictions, easements, licenses, conditions, limitations or covenants specifically affecting any facility which have been imposed upon any Leased Real Property and/or the Company by any third party or Governmental Body, whether imposed in connection with platting, subdivision, zoning, issuance of permits or certificates of occupancy or otherwise, (iv) wells on any Leased Real Property, (v) underground or above ground storage tanks on any Leased Real Property, or (vi) private sewage disposal systems on any Leased Real Property.  All of the assets of the Company are located at the Leased Real Property, other than with respect to Inventory in transit.

4.21            Environmental Matters.

(a)           The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  No Seller or Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           There are no pending or, to the Knowledge of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

(c)           Neither Sellers nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) owned or operated by the Company, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)           No Seller or Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)           There are no Hazardous Materials present on or in the Environment at the  Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon.  No Seller, Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

(f)            There has been no Release or, to the Knowledge of Sellers and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or to the Knowledge of Sellers and the Company, any geologically or hydrologically adjoining property, whether by Sellers, the Company, or any other Person.

(g)           Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.22         Employees.

(a)          Section 4.22(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock option (including investment credit or payroll stock ownership), termination notice or pay, severance pay, insurance, medical, welfare, vacation plan or any other employee benefit plan.  For any employee who is on leave of absence, Section 4.22(a) of the Sellers’ Disclosure Schedule indicates the reason for absence and the expected duration.  All employees of the Company are employees at will, and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under the Company Benefit Plans.

(b)         The Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, pay equity, employment insurance, wages and hours and the Worker Adjustment and Retraining Notification Act.  There have been no claims of harassment, discrimination, retaliatory act or similar actions against any officer, director or employee of the Company at any time since the formation of the such Company and no facts exist that would reasonably be expected to give rise to such claims or actions.  The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states and provinces where it is required to maintain such accounts, and each of such accounts has a positive balance.  Section 4.22(b) of the Disclosure Schedule also describes, and the Company has delivered to Buyer copies of, all reports of the Company required under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety Laws and regulations.  The deficiencies, if any, noted on such reports or any reports prepared by independent consultants have been corrected to the satisfaction of the Governmental Body that gave notice of such deficiency, which satisfaction has been confirmed in writing by such applicable Governmental Body and copies of which have been delivered to Buyer.

(c)          No employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee.  To the Knowledge of Sellers and the Company, no officer, or other key employee of the Company intends to terminate his employment with such Company.

(d)         No retired employee or director of the Company, or their dependents, receives benefits or scheduled to receive benefits in the future.

4.23            Labor Relations; Compliance.  The Company is not a party to a collective bargaining or other labor Contract.  Since the Reference Date, there has not been, there is not presently pending or existing, and to the Knowledge of Sellers and the Company there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process or (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or (c) any application for certification of a collective bargaining agreement.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company, and no such action is contemplated by the Company.  The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, pay equity, workers’ compensation, and plant closing.  No Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.24            Intellectual Property.

(a)          Sufficiency.  The Company owns or has the right to use pursuant to licenses or sublicenses, all Intellectual Property necessary or desirable for the operation of their respective businesses.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.  The Company has taken reasonable action to maintain and protect each item of Intellectual Property that they own.

(b)         Non-Interference.  The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of third parties, received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third party).  To the Knowledge of Sellers and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property owned by the Company.

(c)          Owned Intellectual Property.  Section 4.24 of the Sellers’ Disclosure Schedule sets forth a true and complete list of (i) each registration that has been issued to the Company with respect to any of its Intellectual Property, (ii) each outstanding application for registration that the Company has made with respect to any of its Intellectual Property, and (iii) each outstanding license or sublicense that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  Sellers have made available to Buyer true, correct and complete copies of all such registrations, applications, licenses or sublicenses (as amended to date) have made available to Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

Section 4.24 of the Sellers’ Disclosure Schedule also sets forth a true and complete list of each trade name or unregistered trademark now owned by the Company and used in connection with the Business.  With respect to each item of Intellectual Property owned by the Company and required to be identified in Section 4.24 of the Sellers’ Disclosure Schedule, except as set forth in such Section 4.24, the Company:

(i)            possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction other than a Permitted Encumbrance;

(ii)           has not received any written notice that action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers and the Company, is Threatened, that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iii)          except for any express warranties with respect to products sold, has no outstanding obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)         Intellectual Property Licensed to the Company.  Section 4.24 of the Sellers’ Disclosure Schedule sets forth a true and complete list of each item of Intellectual Property that any third party owns and that the Company uses pursuant to license or sublicense granted to the Company; provided, however, that Section 4.24 of the Sellers’ Disclosure Schedule need not identify licenses for commercially available personal computer software.  Sellers have delivered or made available to Buyer true, correct and complete copies of all such licenses and sublicenses, as amended to date.  With respect to each item of Intellectual Property licensed by the Company and required to be identified in Section 4.24 of the Sellers’ Disclosure Schedule, and except as specified in such Section 4.24, (i) the Company is not Default thereunder; (ii) the license or sublicense covering the item is legal, valid, binding, enforceable against the Company, and in full force and effect; and (iii) no third party to the license or sublicense is in Default thereunder.

4.25         Customers and Suppliers.  Section 4.25 of the Sellers’ Disclosure Schedule sets forth (a) the ten (10) largest customers of the Company, on the basis of revenues for goods sold or services provided for the most recent fiscal year and (b) the ten (10) largest suppliers to the Company, on the basis of cost of goods or services purchased for the most recent fiscal year.  Neither Sellers nor the Company know of any plan or intention of any of such customers or any suppliers to terminate, cancel or otherwise adversely modify its relationship with any of the Company or to decrease materially or limit any of its products or services to the Company or its usage or purchase of any of the services or products of the Company, or to change the prices at which such products are purchased or sold.

4.26         Relationships With Related Persons.  No Seller or any Related Person of Sellers or of the Company has, or since the Reference Date has had, any interest in any property

(whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business.  Except as set forth in Section 4.26 of the Sellers’ Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company is, or since the Reference Date has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by such Company except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Section 4.26 of the Sellers’ Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

4.27         Credit, Rebate, Product Warranties and Related Matters.  Section 4.27 of the Sellers’ Disclosure Schedule contains a true, correct and complete (a) list of the names and amounts of credits and rebates with any customers totaling more than the Threshold Amount per customer in 2005, 2006 or 2007, and the current oral or written credit and rebate policies of the Company, (b) list of the names and amounts of rebates received from any supplier of the Company totaling more than the Threshold Amount per supplier in 2005, 2006 or 2007, and (c) a copy of the Company’ standard warranty or warranties for sales of products and any return, repair or replacement policies for products.  Except as set forth in Section 4.27 of the Sellers’ Disclosure Schedule and for manufacturer warranties passed through to customers, there are no warranties, commitments or obligations with respect to the return, repair or replacement of any products manufactured, distributed or sold by the Company by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of wholesalers, distributors, retailers or customers under an understanding that such merchandise would be returnable.  Section 4.27 of the Sellers’ Disclosure Schedule sets forth the aggregate annual cost to Seller of performing warranty obligations, returns, repairs or replacements for customers for each of the three (3) preceding fiscal years and the current fiscal year.   No facts or conditions exist which could reasonably be expected to result in the Company’ products being subject to a replacement, modification or recall campaign.

4.28         Brokers or Finders.  Except as set forth in Section 4.28 of the Sellers’ Disclosure Schedule, the Company, Sellers and their agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.29         Disclosure.  No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule or any certificate delivered pursuant hereto or otherwise in connection with the Contemplated Transactions omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.  There is no fact known to Sellers that has specific application to the Sellers or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer’s Disclosure Schedule, Buyer represents and warrants to Sellers as follows:

5.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  Buyer is duly qualified or licensed to do business and is in good standing, in each jurisdiction where the assets and properties owned, leased or operated by it or the nature of its business make such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that do not have a Material Adverse Effect on Buyer.

5.2           Authority; No Conflict.

(a)          Enforceability.  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  Upon the execution and delivery by Buyer of the Escrow Agreement, the Johnson Employment Agreement, and the Registration Rights Agreement (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

(b)         No Conflict.  Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: any provision of Buyer’s Organizational Documents; any resolution adopted by the board of directors or the stockholders of Buyer; any Legal Requirement or Order to which Buyer may be subject; or any Contract to which Buyer is a party or by which Buyer may be bound.

5.3           Consents.  Except for such Consents as Buyer may be required to obtain prior to Closing (the “Buyer Consents”), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4           Investment Intent.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of the Securities Act.

5.5           Certain Proceedings.  As of the date hereof, there is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened as of the date hereof.

5.6           Brokers or Finders.  Buyer and its officers and agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the Contemplated transactions.

5.7           SEC Filings.  Buyer has made available to the Sellers or the Sellers have had access through the EDGAR filing system to accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-3 or S-8) and definitive proxy statement filed by Buyer with the Securities and Exchange Commission (the “SEC”) between January 1, 2006 and the date of this Agreement (the “Buyer SEC Documents”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be; and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of the Buyer as of the respective dates thereof and the consolidated results of operations of the Buyer for the periods covered thereby.

5.8           Valid Issuance.  The Buyer Common Stock to be issued in the Contemplated Transactions has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act and restrictions imposed in the Registration Rights Agreement.

ARTICLE 6.
PRE-CLOSING COVENANTS

6.1           Access and Investigation.  Between the date of this Agreement and the Closing Date, Sellers and the Company will, and will cause each of their respective Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”), upon reasonable advance notice and during regular business hours, full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

6.2           Operation of the Businesses of the Company.

(a)          Ordinary Course.  Except as expressly provided or permitted herein, or as consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending on the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Sellers will cause the Company to act and carry on the Company’s businesses in the Ordinary Course of Business, maintain and preserve the Company’s business organization, assets and properties, preserve the Company’s business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and keep available the services of the present officers, employees and consultants of the Company.   Without limiting the generality of the foregoing, except as expressly provided or permitted herein, during the Pre-Closing Period, the Company shall not, directly or indirectly, do any of the following without the prior written consent of Buyer:

(i)            declare, set aside or pay any distributions or dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock or other equity securities, except that the Company may make distributions to the Sellers in sufficient amount to pay federal, state and local income taxes, at the highest marginal tax rates applicable to such Sellers on the net distributive share of the Company’s income, losses, deductions and credits that have been separately stated and passed through to the Sellers under Section 1366 of the Code, provided that the Buyer shall be notified in advance of such distributions; split, combine or reclassify any of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; or purchase, redeem or otherwise acquire any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities;

(ii)           issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, voting securities or convertible or exchangeable securities (other than the issuance of shares of capital stock upon the exercise of options or warrants outstanding on the date of this Agreement);

(iii)          amend any of the Organizational Documents or other comparable charter or organizational documents or enter into any new line of business or discontinue any existing line of business;

(iv)          acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or any assets that are material, in the aggregate, to the Company;

(v)           sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company other than in the Ordinary Course of Business;

(vi)          knowingly or irrevocably waive any material right of the Company under any Material Contract;

(vii)         (A) incur any Indebtedness other than draws under such Company’s existing line of credit in the Ordinary Course of Business, make any payments on any existing Indebtedness other than regular payments made pursuant to the terms of such existing Indebtedness, or pay any guaranty fees or other fees to any guarantor of any Indebtedness of the Company, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other Person; provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(viii)        make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of fifty thousand dollars ($50,000) in the aggregate;

(ix)           make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(x)            except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee, including a Company Benefit Plan or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (C) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted equity awards, other than as contemplated by this Agreement, (D) grant any options to purchase capital stock, equity appreciation rights, equity based or equity related awards, performance units or restricted equity, or (E) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under a Company Benefit Plan;

(xi)           make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xii)          enter into or amend any contract or agreement other than in the Ordinary Course of Business or terminate any Material Contract or amend any of its material terms (other than amendments designed to remedy defaults thereunder);

(xiii)         commence, pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Unaudited Balance Sheet and financial statements or incurred in the Ordinary Course of Business, or waive any material benefits of any confidentiality, standstill or similar agreements to which the Company is a party;

(xiv)        permit any material increase in the number of employees employed by the Company on the date hereof;

(xv)         terminate or fail to renew any Governmental Authorization that is required for continued operations;

(xvi)        enter into any collective bargaining agreement or union contract with any labor organization or union;

(xvii)       accelerate or defer any obligation or payment by or to the Company, or not pay any accounts payable or other obligation of such Company when due and other than in the Ordinary Course of Business;

(xviii)      decrease or defer in any material respect the level of training provided to the employees of such Company or the level of costs expended in connection therewith; and

(xix)         fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice.

(b)         Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, none of Sellers or the Company will, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur.

6.3           Required Approvals.

(a)          Sellers.  As promptly as practicable after the date of this Agreement, Sellers and the Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Sellers and the Company will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, (b) cooperate with Buyer in obtaining all consents required by Buyer to consummate the Contemplated Transactions, and (c) take all actions necessary to obtain the Required Consents.

(b)         Buyer.  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (a) cooperate with Sellers and the Company with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Sellers and the Company in obtaining all Required Consents; provided, that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.4           Efforts to Satisfy Conditions.

(a)          Sellers.  Sellers and the Company will use commercially reasonable efforts to cause the conditions in Article 8 and Article 9 to be satisfied.

(b)         Buyer.  Except as set forth in the proviso to Section 6.3(b), between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to cause the conditions in Article 8 and Article 9 to be satisfied.

6.5           Notification.  Between the date of this Agreement and the Closing Date, each Seller and Company will promptly notify Buyer in writing if such Seller or Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ and the Company’ representations and warranties as of the date of this Agreement, or if such Seller or Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that could (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers and the Company will promptly deliver to Buyer a proposed supplement to the Disclosure Schedule specifying such change.  Any update to the Disclosure Schedule shall require Buyer’s prior written approval, in its discretion.  During the same period, Sellers and the Company will promptly notify Buyer of (a) the occurrence of any Breach of any covenant of Sellers and the Company in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely, and (b) the receipt by such party of any notice or other communication from any Governmental Body or third party in connection with any consent or approval of such Governmental Body or third party that is or may be required in connection with the Contemplated Transactions or relating to any plan or intention of any of third party to terminate, cancel or otherwise adversely modify its commercial relationship with the Company or to decrease materially or limit materially any of its products or services to the Company or its usage or purchase of any of the services or products of the Company.

6.6           No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Article 10, Sellers and the Company and each of their respective Representatives shall not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.  Sellers and the Company will promptly forward to Buyer copies of any such inquiries or proposals received from any Person.

6.7           Bank Accounts; Powers of Attorney.  As of the Closing, at Buyer’s request, Sellers and the Company shall cause Buyer’s designees to be added, and the Company’s designees to be removed, as signatories with respect to each of the Company’s bank accounts and to terminate any powers of attorney.

6.8           Supplements to Disclosure Schedule.  Both Sellers and Buyer shall have the right until the Closing Date to amend or supplement their respective Disclosure Schedules with respect to any matter hereafter arising (excluding matters existing as of the date hereof).  No information provided pursuant to this Section 6.8, however, shall be deemed modify, or to cure any breach of, any representation, warranty or covenant in this Agreement existing at the date hereof.

6.9           Certain Tax Matters.

(a)          Tax Status and Elections.  Sellers and the Company shall cause all tax sharing agreements or similar arrangements with respect to or involving the Company to be terminated as to such entity as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.  No new elections, and no changes in current elections, with respect to Taxes affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer.  Sellers shall provide Buyer, on or prior to the Closing Date, with an affidavit stating Sellers’ and the Company’s United States taxpayer identification numbers and that none of the Sellers nor the Company is a foreign person pursuant to Section 1445(b)(2) of the Code.

(b)           Pre-Closing Tax Returns.  The Company shall prepare (or cause to be prepared for the Company) all Tax Returns of the Company required to be filed prior to Closing.  All such Tax returns shall be prepared in accordance with past practice (unless a contrary position is required by Law), to the extent any position taken in such returns may affect the tax liability of Buyer and the Company after the Closing.  The Company shall timely pay, or cause to be paid, all Taxes relating to such Tax Returns.  Seller shall provide Buyer or its designee the opportunity to review a substantially completed draft of each pre-Closing Tax Return reasonably prior to the filing of the applicable pre-Closing Tax Return, and reasonable access to the Person(s) actually responsible for preparing the same; provided, however, that the foregoing rights provided to Buyer (or its designee) will in no way affect (whether or not and regardless of the extent to which Buyer exercises such rights) the nature and scope of any of the representations, warranties, covenants and indemnities of Sellers contained in this Agreement.

6.10         Audit.  The Company shall retain a registered independent auditing firm  mutually acceptable to the Sellers and the Buyer and cause such auditing firm to prepare the audited financial statements for the Company for the year’s ended December 31, 2007 and December 31, 2007 and the interim period ended March 30, 2008 (the “Audited Financial Statements”).

6.11         Liquidation of Related Entities.  Sellers shall cause the winding up and liquidation of BTIL and BTT and shall cause the contribution of all assets owned by either such entity as of the Effective Date to the Company.  The Sellers shall further cause any permits currently held by BTIL to be transferred to the Company or otherwise cause the Company to, as of the Closing Date, validly possess all permits necessary or appropriate to operate the Business in the same manner the Business operated prior to the Closing.

ARTICLE 7.
POST-CLOSING COVENANTS

7.1           Covenant Not to Compete.  From and after Closing, Sellers covenant and agree as follows:

(a)           Restricted Period.  As used in this Article 7, the term “Restricted Period” means until the third anniversary of the Closing Date.

(b)           Non-Competition; Non-Solicitation.  In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Shares, none of the Sellers will at any time during the Restricted Period, directly or indirectly, acting alone or as a member of a partnership or as a holder of any security of any class, or as an employee, consultant to or representative of, any corporation or other business entity:

(i)            engage in, continue in or carry on any business which competes with the Business as conducted by the Company or Buyer or its Affiliates as of the Closing Date, or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii)           solicit any customers of the Company or of Buyer or its Affiliates for purposes of offering products that are competitive with the products offered by the Business or of Buyer or its Affiliates as of the Closing Date;

(iii)          solicit any supplier of the Company or of Buyer or its Affiliates for purposes of supplying products that are competitive with the products purchased by the Company or the Buyer or its Affiliates as of the Closing Date; or

(iv)          hire, offer to hire, or solicit for employment any employee of the Company, Buyer or its Affiliates, without the prior consent of Buyer, until such employee has been separated from employment by the Company, Buyer or its Affiliates for at least one year;

provided this Section 7.1 shall not prohibit Mr. Johnson’s employment with Buyer or Sellers’ ownership of Buyer’s capital stock.

(c)          Severability; Reformation; Equitable Relief.  Sellers acknowledge that if the scope of the covenants set forth in this Section 7.1 is deemed to be too broad in any court proceeding, the court may reduce the scope as it deems reasonable under the circumstances.  Buyer would not have any adequate remedy at law for the breach or threatened breach by either Sellers or any of their respective Affiliates or Related Persons of the covenants and agreements set forth in this Section 7.1 and, accordingly, Buyer and the Company may, in addition to the other remedies which may be available to it hereunder, file suit in equity to enjoin Sellers or any of their respective Affiliates or Related Persons from such breach or threatened breach and Sellers consent to the issuance of injunctive relief hereunder.  The act of Buyer in entering into this Agreement, and Buyer’s covenants and payments hereunder, constitute sufficient consideration for Sellers to agree not to compete against Buyer or the Company as set out in this Section 7.1.

7.2           Certain Tax Matters.

(a)          Income Tax Returns.  Buyer shall prepare, or cause to be prepared, all Income Tax Returns of the Company required to be filed after Closing for all periods ending on or before the Closing Date, including all short taxable years ending on the Closing Date.  Buyer shall provide Sellers or their designees the opportunity to review a substantially completed draft of each such Income Tax Return at least ten (10) business days prior to the filing of such Income Tax Return, and reasonable access to the Person(s) actually responsible for preparing such Income Tax Returns; provided, however, that the foregoing rights provided to Sellers or their designee will in no way affect (whether or not and regardless of the extent to which Sellers exercise such rights) the nature and scope of any of the representations, warranties, covenants and indemnities of Sellers contained in this Agreement.  Sellers shall timely file such Income Tax Returns and pay (or cause to be paid) all Taxes relating to all periods ending on or before the Closing Date (including, without limitation, any built-in gain tax that will be incurred by the Company as a result of the Closing).

(b)         Cooperation; Audit.  After the Closing Date, Buyer and Sellers shall, and shall cause their respective Affiliates, including the Company, to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of Buyer and Sellers.  Sellers, on the one hand, and Buyer, on the other hand, shall give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or before the Closing Date (or beginning on or before the Closing Date and ending after the Closing Date).  Promptly upon receipt by either party of any notification or indication (whether written or oral) from the IRS or any state or other taxing authority that it intends to investigate or audit any pre-Closing Tax Return, the party receiving such information shall notify the other party and convey such information to the other party in writing.  Each party shall cooperate with the other in connection with any Tax investigation, Tax audit, or other Tax proceeding.  A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 7.2(b); provided, however, that the foregoing shall not alter any indemnification rights to which Buyer or Sellers are entitled under this Agreement, including, without limitation, under Article 11.

7.3           Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.4           Litigation Support. In the event and for so long as Buyer or Company is  actively contesting or defending against any litigation or claim in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company or the Business, Sellers will cooperate in the contest or defense and provide such testimony as may be necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor hereunder).

ARTICLE 8.
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1           Accuracy of Representations and Warranties.  The representations and warranties of Sellers set forth in this Agreement that are qualified by a reference to materiality or a Material Adverse Effect (any such qualification referred to herein as a “Materiality Qualifier”) shall be true and correct in all respects when made and (after giving effect to any schedule updates deemed made or otherwise permitted under Section 6.8) on and as of the Closing as if made at and as of the Closing (other than representations and warranties that are so qualified and relate to a particular date, which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of Sellers set forth in this Agreement that are not so qualified shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

8.2              Sellers’ Performance.

(a)          Covenants; Etc.  All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)         Documents, Etc.  Each document required to be delivered by Sellers pursuant to Section 3.2 must have been delivered, and each of the other covenants and obligations in Article 6 must have been performed and complied with in all respects.

8.3           Consents.  Each of the Required Consents and the Buyer Consents must have been obtained and must be in full force and effect.

8.4           No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.5           No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.6           No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.7           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or occurrence creating or reasonably likely to create a Material Adverse Effect.

8.8           Confirmation of Audited Financial Statements.  The Sellers shall have delivered to the Buyer the Audited Financial Statements, which shall reflect no material adverse change to the financial condition of the Company from the financial condition of the Company reflected in the Compiled Financial Statements.

8.9           Tontine Financing.  All conditions necessary for the consummation of a financing transaction with Tontine Capital Partners, L.P., on one of its affiliates, with net cash proceeds to the Buyer of at least $6,000,000 (the “Financing Transaction”) shall have been satisfied and the parties to the Financing Transaction shall be proceeding to a closing.

8.10         Due Diligence.  Buyer and its advisors, attorneys and representatives shall have completed their due diligence investigation of the Company, its properties and assets, the Business and related matters, and the results of such diligence shall be satisfactory to Buyer in its sole and absolute discretion.

ARTICLE 9.
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1           Accuracy of Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement that are qualified by a reference to a Materiality Qualifier shall be true and correct in all respects when made and (after giving effect to any schedule updates deemed made or otherwise permitted under Section 6.8) on and as of the Closing as if made at and as of the Closing (other than representations and warranties that are so qualified and relate to a particular date, which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects when made and (after giving effect to any schedule updates deemed made or otherwise permitted under Section 6.8) on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date); and Sellers shall have received a certificate signed by an officer of Buyer to such effect except, in each case, for breaches that do not, when considered in the aggregate, have a Material Adverse Effect on the ability of the Buyer to consummate the purchase of the Shares.

9.2           Buyer’s Performance.

(a)          Covenants; Etc.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)         Documents, Etc.  Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 3.2 and must be prepared to make the cash payments required to be made by Buyer pursuant thereto.

9.3           No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 10.
TERMINATION

10.1         Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)          Breach.  By either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived.

(b)         Failure of Conditions Precedent.  (i) by Buyer if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date.

(c)          Mutual Consent.  By mutual written consent of Buyer and Sellers.

(d)         Outside Date.  By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is one hundred twenty (120) days following the date of this Agreement or such later date as the parties may agree upon (the “Outside Date”).

10.2         Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.1 and Section 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11.
INDEMNIFICATION

11.1         Survival.  Except as set forth below, all representations, warranties, covenants, and obligations in this Agreement, the Sellers’ Disclosure Schedule, the supplements to the Sellers’ Disclosure Schedule, any other certificate or document delivered pursuant to this Agreement will survive the Closing, provided, however, that from and after Closing, the Company shall not have any liability or obligation for any breaches on or before Closing of any their representations, warranties, covenants or agreements, and instead, the Sellers, jointly and severally, shall be liable for any such breaches by the Company as if such representations, warranties, covenants or agreements had been made by them.

(a)          In General.  Except as set forth below, all of the representations and warranties of Sellers and Buyer contained in this Agreement or any agreement or document executed and delivered pursuant to the terms of this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months after the Closing Date (the “Survival Period”).

(b)         Exceptions for Sellers.  Notwithstanding the above, the Survival Period for the following representations and warranties of Sellers shall be as set forth below:

(i)            the representations and warranties set forth in Section 4.12 (Taxes) shall survive the Closing hereunder and continue in full force and effect until ninety (90) days following the expiration of the applicable statute of limitations period;

(ii)           the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority; No Conflict), 4.4 (Capitalization), 4.7 (Title to Properties; Shares; Encumbrances), 4.14 (Employee Benefits), 4.20 (Environmental Matters), 4.24 (Intellectual Property), and 4.28 (Brokers or Finders) shall survive the Closing hereunder without limitation as to time;

(iii)          claims for indemnification to the extent based on fraud and/or intentional misrepresentation by Sellers shall survive the Closing without limitation as to time; and

(iv)          Sellers’ obligations with respect to Indemnified Liabilities shall survive the Closing for five (5) years following the Closing Date at which time such obligations with respect to Indemnified Liabilities shall expire and be of no further force or effect.

(c)          Covenants and Agreements.   The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

11.2         Indemnification by Sellers.  Sellers, jointly and severally, will indemnify, defend and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

(a)          Representations and Warranties.  Any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the Sellers’ Closing Documents, or any other certificate or document delivered by Sellers pursuant to this Agreement, or any claim by a third party that, if proven, would constitute such a breach or misrepresentation;

(b)         Covenants and Obligations.  Any Breach by Sellers of any covenant or obligation of such Seller in this Agreement;

(c)          Brokers.  Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

(d)         Indemnified Liabilities.  Any claim arising out of or relating to an Indemnified Liability.

11.3         Indemnification by Buyer.  Buyer will indemnify, defend and hold harmless the Seller Indemnified Persons for, and will pay to the Seller Indemnified Persons the amount of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

(a)          Representations and Warranties.  Any Breach of any representation or warranty made by Buyer in this Agreement, Buyer’s Closing Documents or in any certificate delivered by Buyer pursuant to this Agreement.

(b)         Covenants and Obligations.  Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or Buyer’s Closing Documents.

(c)          Brokers.  Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11.4         Limitations on Indemnification.

(a)           The Indemnity Cap.  Sellers’ liability for indemnification pursuant to Section 11.2(a) of this Agreement, and Buyer’s liability for indemnification pursuant to Section 11.3(a) shall be limited in total and in the aggregate to an amount equal to $3,000,000 (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to Indemnified Liabilities or the breaches of the following representations and warranties of Sellers: Sections 4.1 (Organization and Good Standing), 4.2 (Authority; No Conflict), 4.4 (Capitalization), 4.7 (Title to Properties; Encumbrances), Section 4.12 (Taxes), 4.14 (Employee Benefits), 4.21 (Environmental Matters), 4.24 (Intellectual Property), and 4.28 (Brokers or Finders), or to claims for indemnification to the extent based on fraud and/or intentional misrepresentation by Sellers.

(b)         Indemnity Basket.  Buyer shall not assert claims for indemnification under Section 11.2(a), and Sellers shall not assert claims for indemnification under Section 11.3(a), unless and until the aggregate of Adverse Consequences exceeds $60,000, for purposes of which any Materiality Qualifier contained in any representations, warranties or covenants shall be disregarded when determining the existence of a breach or the magnitude of such Adverse Consequences, at which point Sellers or Buyer, as the case may be, shall be obligated with respect to such Adverse Consequences in excess thereof (the “Indemnity Basket”) subject to the Indemnity Cap; provided, however, that the Indemnity Basket shall not apply to claims for indemnification based on Indemnified Liabilities or breaches or inaccuracy of Sellers’ representations and warranties contained in the following Sections: 4.1 (Organization and Good Standing), 4.2 (Authority; No Conflict), 4.4 (Capitalization), 4.7 (Title to Properties; Encumbrances), Section 4.12 (Taxes), 4.14 (Employee Benefits), 4.21 (Environmental Matters), 4.24 (Intellectual Property), and 4.28 (Brokers or Finders), or to claims for indemnification to the extent based on fraud and/or intentional misrepresentation by Sellers.

11.5         Procedure for Indemnification.  Subject to the other terms of this Article 11:

(a)          Notice of Indemnifiable Loss.  In the event that a Person entitled to indemnification under this Article 11 (the “Indemnified Party”) shall suffer any Adverse Consequences in respect of which indemnification may be sought under this Article 11 against the party required to provide indemnification under this Article 11 (the “Indemnifying Party”), the Indemnified Party must assert a claim for indemnification within the applicable Survival Period by a written notice which contains reasonably sufficient detail and information of the Indemnifiable Losses as then known (the “Notice of Indemnifiable Loss”) to the Indemnifying Party.  The Notice of Indemnifiable Loss must be provided to the Indemnifying Party as soon as practicable, but in no event later than 30 days after the Indemnified Party acquires knowledge of the basis for the claim for indemnification.  Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Indemnifiable Loss in such a timely manner shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 11 except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such Notice of Indemnifiable Loss in such a timely manner.

(b)         Third Party Claims.

(i)            In the event that any third party (including any Governmental Body) asserts a claim against an Indemnified Party for which such Indemnified Party intends to seek indemnity from the Indemnifying Party, then the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount thereof, if known, or an estimate thereof, if reasonably capable of estimation (the “Claim Notice”), but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Article 11 except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice.

(ii)           The Indemnifying Party shall have fifteen (15) days from Claim Notice to undertake, conduct and control the defense of such third party claim; provided, that pending the Indemnifying Party’s decision whether to exercise its right to undertake the conduct and control of the settlement or defense of any third party claim, the Indemnified Party shall undertake, conduct and control the settlement or defense thereof, through counsel of its own choosing if the failure to so act during such period might reasonably be expected to have a material adverse effect on the Indemnified Party, and provided further that (A) the Indemnifying Party notifies the Indemnified Party, in writing, within such 15 days that the Indemnifying Party will assume the defense of the third party claim and pay all attorneys’ fees and other third party defense costs in connection therewith, (B) the Indemnifying Party  provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the third party claim and fulfill its indemnification obligations hereunder, and, if the amount subject to third party claim exceeds the applicable Indemnity Cap of the Indemnifying Party, the Indemnifying Party waives in writing such Indemnity Cap, (C) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the

Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)          All costs and expenses incurred by the Indemnifying Party in defending such third party claim shall be paid by the Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnified Party may participate in, but not control, any such defense or settlement, at its sole cost and expense.  So long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not settle such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such third party claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

(iv)          If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s Claim Notice that it elects to undertake the settlement or defense thereof, the Indemnified Party shall have the right to conduct and control the defense thereof and to contest, settle or compromise the third party claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(v)           The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any third party claim unless:  (x) such settlement or judgment includes as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all Liability with respect to such claim and (y) the relief provided in connection with such settlement or judgment effected by the Indemnifying Party is satisfied entirely by the Indemnifying Party.  To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant books and records, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party shall use commercially reasonable efforts to cooperate in the defense of all such claims.

(vi)          With respect to any pending action or proceeding subject to indemnification under this Article 11, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges.  In connection therewith, (A) each party shall use its commercially reasonable efforts, in any action or proceeding in which he or it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure), and (B) all communications between any party hereto and counsel responsible for or participating in the defense of any action or proceeding shall, to the extent possible, be made so as to reserve any applicable attorney-client or work-product privilege.

11.6           Additional Agreements Regarding Indemnity.

(a)           Waivers.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Adverse Consequences, or other remedy based on such representations, warranties, covenants, and obligations.

(b)           Reliance. The right to indemnification, payment of Adverse Consequences or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

(c)           Other Remedies.  The remedies provided in this Article will not be exclusive of or limit any other remedies that may be available to the parties or other Indemnified Persons.

(d)           Company.  For the avoidance of doubt, from and after the Closing, the Company shall be a Buyer Indemnified Person and shall have no Liability to the Buyer Indemnified Parties with respect to any Adverse Consequences under this Agreement, and the Sellers shall have sole responsibility for any and all such Adverse Consequences.  Sellers waive any subrogation or other claims against the Company with respect to Adverse Consequences under this Agreement.

(e)           Escrow.  Buyer shall have the right to deduct  all such amounts for which it is entitled to indemnification under this Section 11 from the Escrow Account and shall deduct any such amounts first from the Escrow Account until the Escrow Amount is zero.

ARTICLE 12.
GENERAL PROVISIONS

12.1         Expenses.  Except as otherwise expressly provided in this Agreement, each of the Buyer and the Sellers will bear their respective investment banking, fairness opinion, legal, accounting, and other fees and expenses relating to the Contemplated Transactions.  This shall include the fees of Choice, Inc., a Wisconsin licensed real estate company, or any other investment banking firm retained by the Company or the Sellers in connection with the Contemplated Transactions which shall be paid by the Sellers.  All expenses associated with the audit of the Company’s financial statements required in connection with the Contemplated Transactions shall be paid by Buyer.

12.2         Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.  Buyer shall provide the Sellers’ Representative with a draft of any public announcement with respect to the Agreement or the Contemplated Transactions and a reasonable opportunity to comment on such public announcement.  Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers and the Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Sellers, the Company and Buyer will consult with each other concerning the means by which the Company’ employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3         Confidentiality.  Between the date of this Agreement and the Closing Date, Buyer, Sellers and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.  Whether or not the Closing takes place, Sellers and the Company waive any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

12.4         Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier or other electronic transmission (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers and the Company:

Badger Transport, Inc.

E 11980 County Road C

Clintonville, WI 54929

Attention:  Mr. Allen F. Johnson, as Sellers’ Representative

Phone: 715-823-5426

aljohnson@badgertransportinc.com

with a copy to:

Arnie Greenhill, Esq.
110 S Main Street
Shawano, WI

greenhilllaw@frontiernet.net

Buyer:

Broadwind Energy, Inc.

47 E. Chicago Avenue, Suite 332

Naperville, IL 60540

Attention:  Chief Executive Officer

Telephone No.:  (630) 637-0315

Facsimile No.:  (630) 637-8472

with a copy to:

Daniel A. Yarano, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Facsimile No.:  (612) 492-7077

12.5            Sellers’ Representative.

(a)           Appointment.  “Sellers’ Representative” means Mr. Johnson provided, that in the event of the death or resignation of him as Sellers’ Representative, “Sellers’ Representative” means Mrs. Johnson.  Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as such Seller’s attorney-in-fact and agent to act in such Seller’s name, place and stead in connection with all matters arising from and under this Agreement and the Escrow Agreement, and acknowledges that such appointment is coupled with an interest.  Sellers’ Representative hereby accepts such appointment and authorization.

(b)           Authority.  Each Seller fully and completely: agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Sellers’ Representative under this Agreement; authorizes the Sellers’ Representative to assert claims, make demands and commence actions on behalf of Sellers under this Agreement, dispute or to refrain from disputing any claim made by Sellers, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to Sellers under, this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind Sellers in so doing), give such instructions and do such other things and refrain from doing such things as the Sellers’ Representative shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this agreement, and perform all actions, exercise all powers, and fulfill all duties otherwise assigned to the Sellers’ Representative in this Agreement.  Each of the Sellers hereby expressly acknowledges and agrees that the Sellers’ Representative has the sole and exclusive authority to act on such Sellers’ behalf in respect of all matters arising under or in connection with this Agreement after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that no Seller shall have any authority to act unilaterally or independently of the Sellers’ Representative in respect to any such matter.  Buyer and the Escrow Agent shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement and the Escrow Agreement without any liability to, or obligation to inquire of, any of Sellers.  All notices, counter notices or other instruments or designations delivered by any Sellers in regard to this Agreement shall not be effective unless, but shall be effective if, signed by the Sellers’ Representative, and if not, such document shall have no force or effect whatsoever and Buyer, the Escrow Agent and any other person or entity may proceed without regard to any such document.  Buyer, the Escrow Agent and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Sellers’ Representative, and upon receipt of any writing that reasonably appears to have been signed by the Sellers’ Representative, they may act upon the same without any further duty of inquiry as to the genuineness of the writing.  The authorizations of the Sellers’ Representative shall be irrevocable and effective until the Sellers’ Representative’s rights and obligations under this Agreement terminate by virtue of the termination of all obligations of Sellers to Buyer, and Buyer to Sellers, under this Agreement.  Buyer shall have no liability for any acts or omissions of the Sellers’ Representative or otherwise with respect to any claim brought by any Seller against the other Seller.

12.6         Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the state and federal courts located in or serving Manitowoc County in the State of Wisconsin, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

12.7         Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8         Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent among Buyer, Sellers and the Company) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written instrument signed by Buyer and Sellers.

12.9         Disclosure Schedule.  The disclosures in the Disclosure Schedule, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.10       Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12       Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Paragraph, Exhibit or Schedule, such reference is to an Article or Section or Paragraph of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; the Exhibits and Schedules form part of and shall have effect as if set out in this Agreement and any reference to this “Agreement” includes the Exhibits and the Schedules; (b) the table of contents and headings for this Agreement, are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (g) references to a Person are also to its successors and permitted assigns; (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (i) the term “Dollars” or “$” shall refer to the currency of the United States of America; and (j) all references to time shall refer to Minneapolis, Minnesota time.

12.13       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14       Governing Law.  This Agreement will be governed by the laws of the State of Wisconsin without regard to conflicts of laws principles.

12.15       Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile and electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first set forth above.

BUYER:		COMPANY:

BROADWIND ENERGY, INC.		BADGER TRANSPORT, INC.

By:	/s/ J. Cameron Drecoll	By:	/s/ Al Johnson
Name:	J. Cameron Drecoll	Name:	Al Johnson
Its:	Chief Executive Officer	Its:	President

SELLERS:

/s/ Allen F. Johnson		/s/ Lynn Johnson
Allen F. Johnson, Individually		Lynn Johnson, Individually

[Signature page to the Stock Purchase Agreement]